UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2006

Nara Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4170121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3701 Wilshire Boulevard, Suite 220, Los Angeles, CA	90010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (213) 639-1700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 13, 2006, Nara Bancorp, Inc. (the “Company”), the holding company of Nara Bank (the “Bank”), announced a series of management changes and appointed a new director, Howard Gould, to serve on the Board of Directors of the Company and the Bank.

Management Changes

As previously announced, the President and Chief Executive Officer of the Company, Ho Yang, resigned his positions effective March 15, 2006. On March 13, 2006, the Company appointed three current senior executives of the Company, Min Kim, 46, Chief Operating Officer; Alvin D. Kang, 61, Chief Financial Officer; and Bonita Lee, 42, Chief Credit Officer, to serve as members of a newly formed Interim Office of the President of the Company. Min Kim was also named Acting President of the Company, and will lead the Interim Office of the President. The three officers will continue to perform their individual duties and responsibilities while handling the additional duties and responsibilities of the Interim Office of the President. The Interim Office of the President, along with the Acting President acting individually, will together perform the functions of the principal executive officer of the Company.

Min Kim joined the Bank in 1995 and has served since October 2003 as Executive Vice President and Chief Operating Officer. Alvin Kang joined the Company in July 2005 as Executive Vice President and Chief Financial Officer. Prior to joining the Bank, he held a senior banking position and was a partner in KPMG, a major audit firm. Bonita Lee has been with the Bank since 1993 and has served as Executive Vice President and Chief Credit Officer since April 2005.

Appointment of New Director

On March 13, 2006, the Board of Directors of the Company appointed Howard Gould to serve as a new member of the Board of Directors to fill a vacancy on the Board. Mr. Gould will also serve as a director of the Bank and Chairman of a newly established Transition Committee of the Bank’s Board, which will work closely with the Interim Office of the President during the transition period to a permanent President and CEO.

Mr. Gould currently serves as Vice Chairman and Chief Operating Officer of Carpenter & Company. He served as the top domestic executive and Chief Operating Officer of United California Bank and its predecessor, Sanwa Bank of California, from 1992 to 2002. From 2002 to 2003, he served as Vice Chairman of The Bank of the West. In 2004 and 2005, he served as California Commissioner of Financial Institutions under Governor Arnold Schwarzenegger. He also served as state Superintendent of Banking under Gov. George Deukmejian. Mr. Gould began his banking career in the early 1970s at Bank of America.

For his services as a director and Chairman of the Transition Committee of the Bank, Mr. Gould will be granted 120,000 stock options vesting in equal installments over a three year period, and 20,000 stock options vesting after three months. He also will receive a standard director retainer of $3,000 per month, plus other customary benefits provided to outside directors.

Since January 1, 2005, there was no transaction or series of similar transactions, nor is there any currently proposed transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which Howard Gould, or members of his immediate family, had or will have a direct or indirect material interest, except as set forth below.

Effective March 13, 2006, the Company agreed to engage Carpenter & Company for a term of eighteen months, during which time Carpenter & Company will provide strategic consulting services to the Company and the Bank. Mr. Gould is Vice Chairman and Chief Operating Officer of Carpenter & Company. The engagement involves payment to Carpenter & Company of $20,000 per quarter for the first two quarters and $15,000 per quarter thereafter, plus reimbursement of reasonable out-of-pocket expenses. The Company will also provide customary indemnification to Carpenter & Company.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 13, 2006, the Board of Directors of the Company adopted an amendment to Article IV, Section 4 of the Company’s Bylaws to add a new sentence at the end of Section 4 providing for the delegation of some or all of the powers and duties of the President of the Company to an “Office of the President”. The full text of the amended Bylaws is set forth in Exhibit 3.1 to this Report.

Also on March 13, 2006, the Board adopted a resolution under Article III, Section 1 of the Bylaws of the Company to expand the size of the Board of Directors from six to seven members, to accommodate the appointment of Howard Gould as a director of the Company.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

3.1	Bylaws, as amended effective March 13, 2006.

99.1	Press release issued by Nara Bancorp, Inc. dated March 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NARA BANCORP, INC.

Date: March 13, 2006	/s/ Alvin D. Kang
Alvin Kang Executive Vice President and Chief Financial Officer

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